Exhibit 10.1

RESTATED AMENDMENT TO EMPLOYMENT AGREEMENT

This Restated Amendment to Employment Agreement (“Amendment”) dated November 5, 2014, amends that certain Employment Agreement dated October 1, 2005 as amended by the First Amendment to Employment Agreement dated July 12, 2009 (hereafter “the Employment Agreement”), between Nortech Systems Incorporated (“Nortech”) and Michael J. Degen (“Degen”).

RECITALS

WHEREAS, the Board of Directors of Nortech (the “Board”) during its duly noticed meetings on November 20 and December 11, 2013 approved the following:

(a)                                 That Degen will remain employed with Nortech until December 31, 2014 pursuant to the terms of the Employment Agreement, except that Degen’s annual salary for 2014 will be $140,800 instead of $352,000, but Degen will also receive an executive bonus of 15% of his base annual salary grossed-up for taxes and an incentive bonus of no less than $70,400 and no more than $140,800 for the 2014 calendar year if earned based on financial performance of Nortech;

(b)                                 That for calendar year 2014, Degen shall receive all other benefits as set forth under Nortech’s Benefits plan as administered by Insperity;

(c)                                  That Degen shall receive all equity rights per the Equity Appreciation Rights Plan documents, and that all of Degen’s stock options which have been granted will be administered per the approved plan documents;

(d)                                 That for the calendar year 2014 Nortech will provide to Degen and his wife, Ruth Degen, $10,000 for financial planning and tax preparation services, to be used by April 15, 2015;

(e)                                  That for the calendar years 2014, 2015, 2016, 2017, and 2018, Nortech will reimburse Degen and his wife, Ruth Degen, for the cost of their annual physical examinations; to be conducted at The Mayo Clinic;

(f)                                   That, consistent with the First Amendment to Employment Agreement dated July 12, 2009, Nortech will reimburse Degen and Ruth Degen for their health and dental insurance (Blue Cross/Blue Shield Senior Gold or the equivalent) for the rest of their lives, subject to the terms of this Amendment.

(g)                                  That the Change in Control Agreement entered into as of October 1, 2002 will remain in effect until December 31, 2014, and shall terminate on such date; and

WHEREAS, on August 5, 2015, the Board approved this Amendment as restated.

NOW, THEREFORE, NORTECH AND DEGEN AGREE AS FOLLOWS:

1.                                      All of the recitals listed above are hereby incorporated into this Amendment.  All references to Nortech’s payment of life insurance premiums on a policy or policies of insurance on Degen’s life in the Employment Agreement are hereby deleted.

2.                                      The references to Nortech’s payment of premiums on policies of supplemental health insurance for Degen and his spouse for their lives in the Employment Agreement are hereby amended by adding the following provision:

A.                                    Nortech shall reimburse Degen and his wife for the annual cost of coverage for Degen and his wife under the Blue Cross/Blue Shield Senior Gold plan with all coverage options, the Blue Cross/Blue Shield Medicare Blue Rx Standard plan, and the Blue Cross/Blue Shield Dental Plan, or equivalent plans in the discretion of Degen and his wife, for the rest of each of their lives.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first above written, restated as of August 5, 2015.

NORTECH SYSTEMS INCORPORATED

By:	/s/ Richard G. Wasielewski	By:	/s/ Michael J. Degen
	Richard G. Wasielewski, CEO		Michael J. Degen